Exhibit 99
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS ANNOUNCES MANAGEMENT CHANGE

Bill Rutherford Resigns

Terry Bridges, President of PSI’s Western Division, Named New COO
FRANKLIN, Tenn. — (June 12, 2007) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that William B. Rutherford, its Chief Operating Officer, will be leaving the Company at the end of June to focus on the start-up of a new company outside the behavioral health industry. Terrance R. Bridges, who is currently President of PSI’s Western Division, will become COO upon Mr. Rutherford’s departure. Mr. Bridges has worked in the healthcare industry for 23 years, primarily in the behavioral health segment, including serving as Senior Vice President, Operations for Community Psychiatric Centers, Inc. and Vice President, Operations for Ramsay Healthcare, Inc. He has also been CEO of Fremont Hospital, a stand-alone inpatient psychiatric facility, as well as Director of Psychiatry and Director of General Medicine and Surgery for Cedars-Sinai Medical Center.
Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, commented, “We appreciate Bill’s leadership and hard work during his tenure as Chief Operating Officer for PSI, and we wish him well in his future endeavors. We are confident that Terry Bridges is well prepared to assume the responsibilities of COO. Terry has done a great job for us as Western Division President for more than two years, where he has demonstrated his expertise in inpatient psychiatric facility operations across multiple facilities in multiple states. We look forward to working with Terry to enhance the operations of PSI’s existing facilities and to produce further growth in PSI’s earnings and stockholder value.”
PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 90 owned or leased freestanding psychiatric inpatient facilities with approximately 10,000 beds in 31 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
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